Exhibit 5.1

June 5, 2025

Hyperscale Data, Inc.
11411 Southern Highlands Parkway, Suite 190

Las Vegas, Nevada 89141

Re:    Registration Statement on Form S-1/A

Ladies and Gentlemen:

We are acting as counsel to Hyperscale Data, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1/A filed by the Company on June 5, 2025 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and resale from time to time by the selling stockholders (the “Selling Stockholders”) identified in the prospectus constituting a part of the Registration Statement (the “Prospectus”) of up to 10,881,178 shares of the Company’s class A common stock, par value $0.0001 per share (the “Common Stock”), issuable upon the conversion of the Notes (defined herein) held by the Selling Stockholders (such shares, the “Conversion Shares”).

We advise you that we have examined executed originals or copies certified or otherwise identified to our satisfaction of the following documents: (a) the Registration Statement, (b) the Prospectus, (c) the amended and restated promissory note, dated February 25, 2025, in the principal amount of $3,500,000 in favor of Esousa Group Holdings, LLC (the “A&R Forbearance Note”), (d) the convertible promissory note, dated March 14, 2025, in the principal amount of $4,193,314.54 in favor of Orchid Finance, LLC (the “Orchid Exchange Note”), (e) the 15% convertible note, dated March 21, 2025, in the principal amount of $4,909,411 in favor of SJC Lending, LLC (the “SJC Convertible Note”), (f) the convertible promissory note, dated April 1, 2025, in the principal amount of $1,650,000 in favor of Orchid Finance, LLC (the “Orchid Note”), (g) the convertible promissory note, dated April 8, 2025, in the principal amount of $110,000 in favor of Jorico, LLC (the “Jorico Note”), (h) the convertible promissory note, dated April 15, 2025, in the principal amount of $3,750,000 in favor of Target Capital 14 LLC (the “Target Note”), (i) the convertible promissory note, dated April 15, 2025, in the principal amount of $1,250,000 in favor of Secure Net Capital LLC (the “Secure Net Note,” and together with A&R Forbearance Note, the Orchid Exchange Note, the SJC Convertible Note, the Orchid Note, the Jorico Note and Target Note, the “Notes”), (i) the Company’s Certificate of Incorporation, as amended to date, (j) the Company’s Second Amended and Restated Bylaws, as amended to date, and (k) certain resolutions adopted by the Board of Directors of the Company. In addition, we have examined and relied upon such corporate records and other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed necessary or appropriate for purposes of the opinions expressed below. As to certain factual matters, unless otherwise indicated, we have relied, to the extent we have deemed proper, on certificates of certain officers of the Company.

June 5, 2025

We have assumed for purposes of rendering the opinions set forth herein, without any verification by us:

(i)       the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals and the completeness and conformity with authentic original documents of all documents submitted to us as copies, that all documents, books and records made available to us by the Company are accurate and complete; and

(ii)       that each Note has been duly authorized, executed and delivered by each party thereto, that each such party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and all jurisdictions where it is conducting business or otherwise required to be so qualified, that each such party has full power, authority and legal right to enter into and perform the terms and conditions of such Note to be performed by it, that the representations and warranties of each such party as set forth in such Note when made were, and on the date hereof are, true and complete, and that such Note constitutes a legal, valid and binding obligation of each such party, enforceable against it in accordance with their respective terms and that the Company  received the requisite approval from the NYSE American to list the Conversion Shares.

Based upon the foregoing and subject to the qualifications, assumptions and limitations contained herein, we are of the opinion that the Conversion Shares are duly authorized and, when issued in accordance with the terms of the Notes will be validly issued, fully paid and nonassessable.

We are members of the Bar of the State of New York. We do not express any opinion as to the effect of any laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware, and the federal laws of the United States of America, as in effect on the date hereof.

This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion letter is not a guaranty nor may one be inferred or implied. This opinion letter speaks as of the date hereof and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

June 5, 2025

We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act with the Commission as an exhibit to the Registration Statement and to the reference made to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP